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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT is made and entered into effective as of the 1st day of July, 2000, by and between THE SPORTSMAN'S GUIDE, INC., a Minnesota corporation (the "Company"), and Gary Olen ("Employee"), under the following circumstances:

            A. Employee has been employed by the Company and has significant experience in the operation and management of the Company's business.

            B. The Company and Employee previously entered into an Employment Agreement dated July 25, 1997 (the "Original Agreement").

            C. The parties desire to amend and restate the Original Agreement to reflect the terms and conditions stated herein.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

      1. Employment and Duties; Standard of Service. The Company hereby employs Employee as its Chairman of the Board, with such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company (the "Board of Directors"). Employee hereby accepts such employment and agrees that while employed by the Company, he shall be available to consult with and advise the senior management of the Company during normal business hours when and as requested by the Company and to use the Employee's best efforts to perform faithfully and efficiently such responsibilities.

      2. Term.

        (a) Term. Subject to Section 3 hereunder, the term of this Agreement shall begin as of the date hereof and shall continue until June 30, 2002 (the "Term").

         (b) Survival of Certain Provisions. Notwithstanding anything to the contrary set forth in this Agreement, the provisions contained in this Section 2(b), Section 3(d) and Sections 5, 6, 7 and 12 of this Agreement shall survive the termination of this Agreement.

      3. Early Termination/Compensation Upon Termination.

         (a) Death, Disability or Mutual Agreement. This Agreement shall terminate prior to its stated termination date, and immediately upon the happening of any of the following events:

             (i)   the death of Employee;

             (ii) the mental or physical disability or incapacity of Employee, which causes Employee to be unable to perform his duties hereunder, which such disability or incapacity shall be deemed to have



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                   occurred upon the earlier of (A) Employee becoming entitled to receive "total disability benefits" (or their substantive equivalent form of benefits) under the Company's disability plan(s) then in effect; (B) a determination that Employee has become permanently disabled made by an independent physician mutually agreed upon by the Company and Employee in good faith or (C) Employee shall have been unable, unwilling, or shall have failed to perform his duties hereunder for a period of one hundred eighty (180) days during any twelve
                   (12) consecutive months; or

             (iii) execution by the Company and Employee of a written agreement of termination (which may specify a later effective date of such termination).

         (b) By the Company. The Company may terminate this Agreement at any time upon thirty (30) days' prior written notice to Employee.

         (c) By Employee. Employee may terminate this Agreement at any time upon thirty (30) days' prior written notice to the Company.

         (d) Compensation Upon Termination. Upon termination of Employee's employment, Employee shall receive the following:

             (i) Death or Disability. Upon any termination of Employee's employment described in Sections 3(a)(i) or 3(a)(ii), Employee shall, within ten (10) days of such termination, receive the Base Salary specified in Section 4 of this Agreement through the date of such termination, and without further action by the Board of Directors or any committee thereof, shall further receive, within ninety (90) days of such termination, a lump sum payment equal to the amount of remaining Base Salary due to Employee through the end of the Term; such payment to be at least partially funded through the Company's purchase of life and disability insurance provided that the Company's failure to obtain and/or maintain any such insurance shall not relieve the Company of any obligation under this Section 3(d)(i).

             (ii) Termination by Mutual Agreement. If Employee's employment under this Agreement is terminated by the mutual agreement of Employee and the Company, the Company shall provide Employee with the payments and benefits specified in such agreement.

             (iii) Termination by Company. Upon any termination of employment by the Company pursuant to Section 3(b), the Company shall, without further action by the Board of Directors or any committee thereof and within ten (10) days of such termination, make a lump sum payment to



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             Employee equal to the amount of remaining Base Salary due to
             Employee through the end of the Term, and shall continue to provide Employee with all Benefits (as hereinafter defined) at the same level as currently in effect through the end of the Term.

             (iv) Termination by Employee. Upon any termination of employment by Employee pursuant to Section 3(c), Employee shall be entitled to receive the Base Salary payable at the times and otherwise as specified in Section 4, and shall continue to receive all Benefits at the same level as currently in effect, through the end of the Term.

             (v) Termination Upon Occurrence of a Substantial Event. Upon the occurrence of a Substantial Event (as hereinafter defined) prior to the expiration of the Term, Employee's employment shall terminate and Employee shall receive the payments and benefits described in
             Section 5(c) hereof.

         (e) In consideration of this Agreement,

             (i) in the event that this Agreement is terminated by the Company without cause pursuant to Section 3(b), all options to purchase shares of Common Stock of the Company then held by Employee shall remain in effect and continue to vest in accordance with their terms until June 30, 2002, at which time Employee's employment shall be deemed to have terminated under the terms of such options.

             (ii) in the event that this Agreement is terminated by Employee pursuant to Section 3(c), all options to purchase shares of Common Stock of the Company then held by Employee which have vested as of the date of such termination shall be and remain exercisable for a period of thirty (30) days; at which time, if not exercised, such options will expire. All other such options which have not vested as of the date of such termination shall be immediately cancelled and forfeited.

             (iii) notwithstanding any other provision to the contrary herein, in the event Employee breaches or otherwise violates the covenants contained in Section 7(b), regardless of the reason for termination, all options (granted on or after July 1, 1997) to purchase shares of Common Stock of the Company then held by Employee shall be cancelled and forfeited and all shares of Common Stock previously acquired by Employee upon the exercise of such options granted by the Company shall be sold to the Company at the exercise price of the option (or if such shares are not then owned, Employee shall pay to the Company an amount equal to any economic gain realized on the sale). All shares of Common Stock issued



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            upon exercise of any option held by Employee shall be endorsed with a legend evidencing the restrictions described in this Section 3(e)(ii).

      4. Compensation, Benefits, Expenses and Fees.

         (a) Base Salary. For all services rendered under this Agreement during the term of Employee's employment, the Company shall pay Employee a base salary at an annual rate of Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500) (the "Base Salary"). Except as otherwise set forth herein, the Base Salary shall be payable in accordance with the Company's customary payroll procedures.

         (b) Benefits. In accordance with their terms, Employee shall be entitled to participate in any plans, programs, policies or arrangements sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company (collectively, "Plans" and each a "Plan"). A list of all benefits provided to Employee under the Plans as of the date hereof (the "Benefits") is attached hereto and made a part hereof as Exhibit A.

         (c) Business Expenses. During the term of Employee's employment under this Agreement, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing his duties hereunder including, without limitation, all travel, lodging, meal and entertainment expenses while away from home on business in the service of the Company, provided that Employee accounts for such expenses to the Company, in the manner reasonably prescribed from time to time by the Company.

         (d) Director Fees. While serving as Chairman of the Board or as a member of the Board of Directors, Employee shall receive the same fees and expenses paid to directors who are not employees of the Company.

         (e) Legal Fees. The Company shall reimburse Employee for legal fees incurred in connection with this Agreement to a maximum of Two Thousand Five Hundred Dollars ($2,500).

      5. Certain Rights Upon a Substantial Event.

         (a) Substantial Event Defined. For purposes of this Agreement, a "Substantial Event" shall mean the following events:

             (i) the Company sells, transfers, or otherwise disposes for value all or substantially all of its assets;



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             (ii) the Company's shareholders authorize the Company to become party to a merger, consolidation, sale of assets or other reorganization as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

             (i) a tender offer is consummated for the acquisition of fifty percent (50%) or more of the Company's issued and outstanding voting capital stock.

         (b) Events Occurring Upon a Substantial Event. Immediately upon the occurrence of a Substantial Event, without any action by the Board of Directors or any committee thereof, all outstanding options granted as of such date to Employee under the Company's 1996 Stock Option Plan or any subsequent plan covering the grant of "incentive stock options" as defined under Section 422 of the Code shall, to the extent not then exercisable, become immediately exercisable in full and shall remain exercisable during the remaining term thereof, whether or not Employee remains employed by the Company.

         (c) Compensation Upon Occurrence of a Substantial Event. Upon the occurrence of a Substantial Event prior to the expiration of the Term, Employee's employment shall terminate and, without further action by the Board of Directors or any committee thereof, the Company shall, within ten (10) days of such termination, make a lump sum payment to Employee equal to the amount of remaining Base Salary due to Employee through the end of the Term, and shall continue to provide Employee with all Benefits at the same level as currently in effect through the end of the Term. In lieu of continuing Benefits through the end of the Term, the Company may, within sixty (60) days following the Substantial Event, make a lump sum payment to Employee equal to the present value of the Benefits as of the date of the Substantial Event, computed using a discount rate equal to the interest rate then being paid by the Company under its revolving line of credit, unless Employee cannot replace the Benefits with substantially similar benefits at a cost substantially equivalent to the lump sum payment.

      6. Taxes.

         (a) Withholding. All payments under this Agreement shall be subject to reduction in the amount of any income, withholding, social security, disability insurance, or similar taxes or payments which the Company may be required or authorized to deduct by law or custom.

         (b) Excess Parachute Payments. Notwithstanding anything to the contrary set forth in or construed under this Agreement, if any of the payments or benefits provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to Section 1504(b) of the Code) of which the Company is a member, constitute an "excess



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parachute payment" (as defined in Section 280G(b) of the Code), the payments pursuant to this Agreement shall be increased to the extent necessary to reimburse Employee (on a federal, state and local income and employment after-tax basis) for the amount of the excise tax, if any, imposed against Employee under Section 4999 of the Code, or any applicable state and/or local counterpart thereto. The determination as to whether any increase in the payments under this Agreement pursuant to this Section 6(b) is necessary shall be made by Employee in good faith and such determination shall be conclusive and binding upon the Company. The increased payments required under this Section 6(b) shall be promptly paid to Employee upon written demand therefor.

      7. Confidential Information and Nonsolicitation.

         (a) Prohibitions Against Disclosure. Employee agrees that upon termination of his employment with the Company for whatever reason, he will deliver to the Company all copies of information with respect to the Company or its business which is not publicly known and which is in his possession. Employee further agrees that, without the express written consent of the Company, he will not, at any time during the term of this Agreement or for a period of five (5) years thereafter, divulge, furnish, disclose or make accessible to any person, firm, organization or corporation, or use in any manner whatsoever to the detriment of the Company any such information or materials with respect to the Company, or any aspect of its business or operations, which are not already lawfully in the public domain.

         (b) Employee agrees that he shall not, without the express prior written consent of the Company, at any time from the date of this Agreement and for a period of one (1) year from the termination of Employee's employment, for any reason, with the Company, directly or indirectly, solicit, entice, call upon or approach any employees of the Company to enter the employment of Employee or any employer or business with which Employee is associated or in which Employee has a financial interest. Further, Employee agrees that, during the Term and indefinitely thereafter, he shall not, directly or indirectly, make any statements relating to the Company or the Company's shareholders, directors, officers, employees, agents or products which are disparaging or which in any way reflect adversely on the reputation of the Company or such persons. Similarly, the Company agrees that, during the Term and indefinitely thereafter, the Company and its controlling shareholders, directors, officers, employees and agents shall not, directly or indirectly, make any statements relating to Employee or his business activities which are disparaging or which in any way reflect adversely on the reputation of Employee.

         (c) Specific Performance. Employee acknowledges that the information received by him in the course of his employment with the Company is of such character as to render the same unique and, therefore, agrees disclosure thereof in violation of the covenants of Sections 7(a) or 7(b) would be of irreparable damage to the Company. Accordingly, Employee agrees and consents that in the event any action or proceeding shall be instituted by the Company to enforce any provision of this Agreement, Employee waives the claim or defense in such action that there is an adequate remedy at law available to the Company, and Employee shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The parties



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agree that the Company's remedies for breach of this Agreement expressly described herein shall be cumulative and the seeking or obtainment of injunctive relief shall not preclude a claim or award for damages or other relief as provided for herein or as otherwise may be available to the Company.

         (d) Permitted Business Activities. Subject to Employee's covenants in Sections 7(a) and 7(b), Employee may, during the Term and while he serves as Chairman of the Board or as a member of the Board of Directors, engage in the design, manufacture and wholesale distribution of products which are the same as or similar to the products offered for sale by the Company.

      8. Notices. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified or registered postpaid envelope addressed to the respective party at the address set forth below, or at such changed address as either party may have fixed by notice; provided, however, that any notice or change of address shall be effective only upon receipt:

         Address of Company:                The Sportsman's Guide, Inc.
                                            411 Farwell Avenue
                                            South St. Paul, MN  55075

         with a copy to:                    Steven R. Watts, Esq.
                                            Chernesky, Heyman & Kress P.L.L.
                                            10 Courthouse Plaza S.W., Suite 1100
                                            Dayton, OH  45402

         Address of Employee:               Gary Olen
                                            4115 Havenhill Circle
                                            Eagan, MN  55123-1661

         with a copy to:                    Thomas J. Tucci, Esq.
                                            Fabyanske, Westra & Hart, P.A.
                                            920 Second Avenue South, Suite 1100
                                            Minneapolis, MN  55402

      9. Divisibility. The provisions of this Agreement are divisible. If any provision shall be deemed invalid or unenforceable as to any periods of time, territory or business activities, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable. If any provision shall be deemed invalid or unenforceable to any other extent, the remaining provisions of this Agreement shall not be rendered unenforceable as a result thereof.

      10. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition nor shall any waiver or relinquishment of any right or power hereunder at any one or



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more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      11. Captions. The captions used in connection with this Agreement are for reference purposes only and shall not be construed as a part of this Agreement.

      12. Successors and Assigns.

          (a) Successors and Assigns of the Company. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. Upon Employee's written request, the Company shall seek to have any such successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by the Company of its obligations hereunder.

          (b) Successors and Assigns of Employee. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate. Except as otherwise expressly set forth in this Section 12(b), Employee may not assign this Agreement, in whole or in part, without the prior written consent of the Company.

      13. Complete Agreement and Governing Law. This Agreement supersedes and terminates all prior agreements written or oral with respect to the subject matter hereof, including, without limitation, the Original Agreement. This Agreement is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be changed or terminated only in writing executed by each party and shall be governed by the laws of the State of Minnesota.



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      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                     THE SPORTSMAN'S GUIDE, INC.



                                     By:    /s/ Greg Binkley
                                        ---------------------------------------

                                     Title:   President
                                           ------------------------------------


                                     EMPLOYEE:

                                      /s/ Gary Olen
                                     -------------------------------------------
                                     Gary Olen

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                                                                       EXHIBIT A

                                    BENEFITS

Benefits provided to Employee as of July 1, 2000:

o     Medical insurance

o     Dental insurance

o     Supplemental medical/dental insurance

o     Disability insurance

o     Life insurance

o     5 weeks vacation (not applicable during Term)

o     Paid sick leave (not applicable during Term)

o     Holiday, birthday pay (not applicable during Term)

o Participation in Company cash bonus and stock option program (Employee is not entitled to any cash bonuses or new stock option grants during the
      Term)

o     Legal fees - estate planning (with prior approval of the Company)

o Accounting fees regarding stock option exercises, tax implications, annual tax preparation

o Leased 1999 Mercedes ML430, gas, insurance, repair/maintenance, car phone expense

o     Merchandise purchase at executive pricing

o     Reimbursement of business expenses

o     Home computer, fax maintenance

o     Home business phone expenses

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